Exhibit 23.1



            Consent of Independent Registered Public Accounting Firm

The Board of Directors
The Navigators Group, Inc. and subsidiaries

We consent to the incorporation by reference in the registration statement on Form S-3 filed with the Securities and Exchange Commission on September 23, 2005 of The Navigators Group, Inc. and subsidiaries (the "Company") of our reports dated February 28, 2005, with respect to the consolidated balance sheets of the Company as of December 31, 2004 and 2003, and the related consolidated statements of income, stockholders' equity, comprehensive income and cash flows for each of the years in the three-year period ended December 31, 2004, and all related financial statement schedules, management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2004, and the effectiveness of internal control over financial reporting as of December 31, 2004, which reports appear in the Company's December 31, 2004 Annual Report on Form 10-K and to the reference to our firm under the caption "Experts" in the registration statement.


/s/ KPMG LLP

New York, New York
September 23, 2005